Exhibit 99.1

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

NUEVO ENERGY COMPANY ANNOUNCES COMPLETION OF THE OFFER TO PURCHASE ITS OUTSTANDING 9 3/8% SENIOR SUBORDINATED NOTES DUE 2010 AND THE REDEMPTION OF ITS OUTSTANDING 5.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2026 AND RELATED $2.875 TRUST PREFERRED SECURITIES

HOUSTON, Texas, June 30, 2004 – Nuevo Energy Company (“Nuevo”), a wholly owned subsidiary of Plains Exploration & Production Company (NYSE: PXP), announced today that it has completed the repurchase of all $150,000,000 of its outstanding 9 3/8% Senior Subordinated Notes due 2010 (the “Senior Subordinated Notes”).

The offer to purchase all of Nuevo’s Senior Subordinated Notes (the “Tender Offer”) that originally commenced on May 17, 2004 expired at midnight, New York City time, on Monday, June 28, 2004. The Company paid $1,150.08 per $1,000 principal amount of Senior Subordinated Notes tendered (comprising the tender offer price of $1,107.16, plus accrued interest through June 29, 2004 of $22.92, plus the consent payment of $20). The Tender Offer resulted in the tender of all the outstanding Senior Subordinated Notes.

Nuevo also announces today that it has completed the redemption of all of its outstanding 5.75% Convertible Subordinated Debentures due 2026, all of which are held by its subsidiary, Nuevo Financing I (the “TECON Trust”), and the $2.875 Trust Preferred Securities (the “TECONs”) issued by the TECON Trust.

The TECONS were redeemed in full at 5:00 p.m., New York City time on June 29, 2004 at an aggregate price equal to 101.726% of their stated principal amount plus accrued and unpaid distributions thereon to today.

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